Exhibit 99.2

CONSENT OF AARON CHATTERLEY

In connection with the filing by Waldencast Acquisition Corp., a Cayman Islands exempted company limited by shares (prior to its anticipated migration and domestication by way of continuance as a public limited company incorporated under the laws of Jersey) (the “Company”) ) of its Registration Statement (the “Registration Statement”) on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee or appointee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: December 16, 2021

/s/ Aaron Chatterley
Aaron Chatterley